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                                                                 EXHIBIT (a)(17)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                           Howmet International Inc.
                                      by
                             HMI Acquisition Corp.
                         a wholly owned subsidiary of
                                  Alcoa Inc.


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON WEDNESDAY, JUNE 14, 2000, UNLESS THE OFFER IS EXTENDED.


To Our Clients:

  Enclosed for your consideration is Supplement No. 1, dated June 5, 2000 ("Supplement No. 1"), to the Offer to Purchase, dated April 18, 2000 (such Offer to Purchase, as amended and supplemented, the "Offer to Purchase") and the related revised (pink) Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by HMI Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Alcoa Inc., a Pennsylvania corporation ("Alcoa"), to purchase all shares of common stock, par value $0.01 per share (the "Shares"), of Howmet International Inc., a Delaware corporation (the "Company"), at a purchase price of $21.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

  We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

    1. The offer price has been increased to $21.00 per Share, net to you in cash, without interest.

    2. The Offer is being made for all Shares.

    3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, June 14, 2000 (the "Expiration Date"), unless the Offer is extended.

    4. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the revised Letter of Transmittal.

  The Offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the expiration of the Offer not less than that number of Shares that would represent a majority of the outstanding Shares held by stockholders other than Cordant Technologies Holding Company or the Purchaser. The Offer is also subject to other conditions. See Section 7 of Supplement No. 1.
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  The Offer is made solely by the Offer to Purchase and the related revised
Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Salomon Smith Barney Inc. in its capacity as Dealer Manager for the Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.
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                       Instructions with Respect to the
                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                           Howmet International Inc.
                                      by
                             HMI Acquisition Corp.
                         a wholly owned subsidiary of
                                  Alcoa Inc.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Supplement No. 1, dated June 5, 2000, to the Offer to Purchase dated April 18, 2000 and the related revised (pink) Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") of HMI Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Alcoa Inc., a Pennsylvania corporation, with respect to the Offer for all outstanding shares of common stock, par value $0.01 per share of Howmet International Inc. (the "Shares"), at a purchase price of $21.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

  This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in Supplement No. 1 to the Offer to Purchase and the related revised (pink) Letter of Transmittal.

 Number of Shares to Be Tendered:*________


Account No.: __________________

Dated: _________________ , 2000

                                                        SIGN HERE
                                          -------------------------------------
                                          -------------------------------------
                                                      Signature(s)
                                          -------------------------------------
                                          -------------------------------------
                                          -------------------------------------
                                          -------------------------------------
                                              Print Name(s) and Address(es)
                                          -------------------------------------
                                          -------------------------------------
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                                            Area Code and Telephone Number(s)
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                                            Taxpayer Identification or Social
                                                   Security Number(s)

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.